EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Trisha Tuntland
                       Investor Relations Manager
                       Cabot Microelectronics Corporation
                       (630) 499-2600

RICHARD S. HILL ELECTED TO
CABOT MICROELECTRONICS’ BOARD OF DIRECTORS

AURORA, Illinois – June 4, 2012 - Cabot Microelectronics Corporation, the leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing pads supplier to the semiconductor industry, is pleased to announce today the election of Richard S. Hill to the Company’s Board of Directors.

Mr. Hill, 60, is retiring as the Chairman and Chief Executive Officer of Novellus Systems, Inc., in the wake of its recent acquisition by Lam Research Corporation.  Novellus manufactures, markets and services advanced deposition, surface preparation and chemical mechanical planarization equipment for advanced integrated circuits.  Mr. Hill joined Novellus as its CEO in 1993 and was appointed its Chairman in 1996, serving continuously in these capacities until Novellus’ merger.  Prior to leading Novellus, Mr. Hill held various senior leadership and management positions with Tektronix, Inc., General Electric, Inc., Motorola, Inc., and Hughes Aircraft, Inc.  Mr. Hill also serves on the Board of Directors of Arrow Electronics, Inc., LSI Logic Corp., and the University of Illinois Foundation.  He received a B.Sc. in bioengineering from the University of Illinois and a M.B.A. from Syracuse University.

"We are delighted to welcome Rick to our Board of Directors and look forward to the extensive semiconductor industry, technology and public company leadership experience he brings to us,” said William P. Noglows, Cabot Microelectronics’ Chairman and Chief Executive Officer.  “Rick’s vast and well-respected background that he has amassed over the past almost 40 years in a variety of companies with customers, suppliers, markets and cultures that are also essential to our business complements well our existing Board, and we look forward to his guidance and advice in the years to come.”

Mr. Hill was elected today by the Board of Directors of the Corporation with a term continuing until the Corporation’s annual meeting of stockholders to be held in 2013.  He also was appointed a member of the Audit Committee and the Compensation Committee of the Board of Directors.  The Corporation’s Board of Directors has determined that Mr. Hill is an independent director as defined by relevant regulations.  The current size of the Corporation’s Board of Directors is nine.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,000 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.